EXHIBIT 23

                          INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-100539 of Fauquier Bankshares, Inc. on Form S-8 of our report, dated January 23, 2004, relating to the consolidated balance sheets of Fauquier Bankshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 2003, 2002 and 2001 appearing in this Form 10-K of Fauquier Bankshares, Inc. for the year ended December 31, 2003.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
March 29, 2004